                                  SCHEDULE 14A
                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant                       [_]
Filed by a Party other than the Registrant    [X]

check the appropriate box:
[ ]   Preliminary Proxy Statement
[_]   Definitive Proxy Statement
[_]   Definitive Additional Materials
[X]   Soliciting Material Under Rule 14a-12

                                              [_]  Confidential, for Use of the
                                                   Commission Only (as permitted
                                                   by Rule 14a-6(e) (2)

                            COMPUTER HORIZONS CORP.
               --------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                                   AQUENT LLC
   --------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     [X]  No fee required
     [_] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

     1.   Title of each class of securities to which transaction applies:

     2.   Aggregate number of securities to which transaction applies:

     3. Per unit price on other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined

     4.   Proposed maximum aggregate value of transaction:

     5.   Total fee paid:

     [_]  Fee paid previously with preliminary material

A Q U E N T |  VOTE GOLD FOR

               o    SUITABLE EVALUATION OF $5 PER SHARE MERGER PROPOSAL

               o    BETTER CORPORATE GOVERNANCE

FORWARD LOOKING STATEMENTS

     Certain statements contained herein regarding matters that are not historical facts are forward-looking statemets (as defined in the Private Securities Litigation Reform Act of 1995). Such forward-looking statements involve risks and uncertainties; consequently, actual results may differ materially from those expressed or implied thereby, including due to risk factors listed from time to time in Computer Horizons' reports and filings with the Securities and Exchange Commission.

     In connection with Computer Horizons' upcoming Annual Meeting, Aquent has filed and plans to circulate a proxy statement with the Securities and Exchange Commission (SEC). COMPUTER HORIZONS SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT WHEN IT IS AVAILABLE BECAUSE IT CONTAINS IMPORTANT INFORMATION. Shareholders may obtain a free copy of the proxy statement and other material (when available) and any other documents that may be filed by Aquent with the SEC in connection with the Annual Meeting at the SEC's web site at www.sec.gov. Computer Horizons shareholders may also obtain free copies of the proxy statement and other documents filed by Aquent in connection with the annual meeting, including information about the identity of the participants in the solicitation (who may be deemed to include, in addition to Aquent, Aquent's nominees Robert A. Trevisani and Karl E. Meyer, and Aquent's directors and executive officers John H. Chuang, Steve M. Kapner, Mia Wenjen and Nunzio Domilici) and a description of their direct and indirect interests, by security holdings or otherwise, by directing a request to: Aquent LLC, 711 Boylston Street, Boston, Massachusetts 02116, Attn: Steven M. Kapner, phone: (617) 535-5000, email: skapner@aquent.com.

                                                                     A Q U E N T

OUTLINE

     o    Background on Aquent

     o    Aquent's Premium Proposal: $5 Per Share Cash Merger

     o    Can CHRZ Raise Its Stock Price to $5 on Its Own?

     o    CHRZ Corporate Governance

     o    Proxy Solicitation / Next Steps

          o    Elect Two New Independent Directors

          o    Enhance Ability of Shareholders to Call Special Meetings

                                                                    A Q U E N T

                               BACKGROUND ON AQUENT

OVERVIEW OF AQUENT

     o    A leading staffing and services firm for Creative, Marketing and IT

          o    Founded in 1986

          o    70 offices in 15 countries

          o    Employed approximately 10,000 people worldwide during 2002

          o    Privately held

     o    History of success and innovation

          o    2002 revenues of $280 million

          o    Profitable in each of the past 17 years

          o Numerous innovations, for example, first national firm to offer comprehensive health insurance benefits to contractors

     o    Proven track record on successful acquisitions

          o Acquired Renaissance Worldwide (NASDAQ: REGI) in 2001 in similar transaction

                                                                    A Q U E N T

AQUENT'S HISTORICAL LEADERSHIP

o    Widely recognized for growth and innovation*

     o    Named as one of the Top 50 Most Prestigious Consulting firms (Vault,
          2003)

     o    Aquent one of the "new breed of staffing services." ("Getting
          Personal: Freelancers click with virtual jobs" Kristen Gerencher; CBSMarketWatch, 3/16/00)

     o "If you want to chart the economy's future, look at where [Aquent] is going." ("The Talent Market: If you think that the stock market is where the action is today, you're missing out on the hottest, most important market in the new economy" Daniel H. Pink; Fast Company; 8/11/98)

     o Profiled as an entrepreneurial success story ("Frugal mogul" Carrie Shook; Forbes; 7/2897)

     o Aquent's growth rate "makes it stand out even it its fast-rising industry." ("A Temp Firm With a Difference" Susan Diesenhou, New York Times, 12/26/93)

     o Twice on the Inc. 500 list of the fastest growing private companies in America (1991, 1992)

o    John Chuang, Aquent's CEO, a leading executive in the industry

     o    "Entrepreneur of the Year", New England region -- Ernst & Young

     o    "High Tech All Star Award" -- Mass High Tech Journal

     o    Named to "40 under 40" list of business leaders -- Boston Business
          Journal

     o    Served on the Board of the American Staffing Association

     o    Served as president of the Massachusetts Association of Staffing
          Services

     o Keynote speaker for the Staffing Industry Executive Forum, the industry's leading annual conference

* Permission to use quotations neither sought nor obtained.

                                                                    A Q U E N T

WORLDWIDE SALES ($ MILLIONS)

                                   [GRAPHIC]

             [Bar Chart of Aquent annual worldwide sales 1988-2002]

                                                                    A Q U E N T

                            AQUENT'S PREMIUM PROPOSAL:

                            $5 Per Share Cash Merger

PREMIUM PROPOSAL: $5 PER SHARE CASH MERGER

     o    Cash merger transaction

          o    CHRZ shareholders would receive $5.00 per share in cash

          o    Purchase price of approximately $151 million

          o    No tender offer

     o    Significant premium

          o 67% premium based upon CHRZ closing price of $3.00 per share on April 11, 2003

          o 69% premium to CHRZ average closing price of $2.96 over 30 trading days prior to public announcement

          o Higher than any trading price for CHRZ common stock over last two years

          o    100x management's estimated 2003 forward earnings

     o Subject to due diligence and execution of definitive documentation, which Aquent is prepared to commence immediately and complete promptly

                                                                     A Q U E N T

SUBSTANTIAL PREMIUM FOR CHRZ SHAREHOLDERS

            CHRZ Daily Closing Price April 12, 2001 - April 11, 2003

                                   [GRAPHIC]

                                  [Line Chart]

                                                                    A Q U E N T

MARKET REACTION TO MERGER PROPOSAL

             CHRZ Daily Closing Price April 1, 2002 - April 30, 2003

                                   [GRAPHIC]

            [Line Chart highlighting announcement of Aquent proposal]

                                                                    A Q U E N T

INDEPENDENT ANALYST VIEWS ON AQUENT PREMIUM PROPOSAL

By the Only Analyst That Covers CHRZ*

     o "Aquent is trying to give them a fair deal. If you want to buy a company, it's a lot of effort if you don't offer a fair amount."

     o "Since the [CHRZ] stock hasn't traded at $5 since early 2001, I would say they're not taking advantage of the Cassese situation."

     o "The bid is $5 because there's an opportunity for Aquent to accelerate the growth of the combined business."

     o "Part of it comes down to who's in a better position to drive growth and get more out of the business longer term, and Aquent clearly feels that it can get more value out of the business than the shareholders felt at $2."

     o "I think investors can get a majority vote if the deal goes through. I think Aquent's desire is to achieve board approval. The deal makes sense for shareholders, and there's still a little bit of upside."

          * Randall Mehl, Analyst, Robert W. Baird & Co.,
            Smartmoney.com, Tuesday, April 15, 2003 Emphasis added. Permission to use quotations neither sought nor obtained.

                                                                     A Q U E N T

ANALYST'S VIEW AFTER CHRZ'S 1Q 2003 EARNINGS CALL

     o "[C]urrent valuation reflects possible offer by large private staffing company to acquire CHRZ for $5 per share; while the outcome of the proposition is not yet determined, we consider the $5 price an appropriate value for the stock."

          o Randall Mehl, Analyst, Robert W. Baird & Co., Research Report, 5/1/03 *

     o "While the outcome of the discussions is not yet determined, we believe the buyer is serious and capable of completing a transaction."

          o Randall Mehl, Analyst, Robert W. Baird & Co., Research Report, 5/1/03 *

               * Permission to use quotations neither sought nor obtained.

                                                                     A Q U E N T

AQUENT'S PROVEN TRACK RECORD OF SUCCESSFULLY CLOSING ACQUISITIONS

     o    Growth through disciplined acquisitions

     o    Completed more than a dozen acquisitions since 1986

     o In December 2001, acquired Renaissance Worldwide (NASDAQ: REGI), an IT Services company with annual revenues of more than $200 million

          o Aquent acquired all outstanding shares for approx. $100 mm in cash

          o Financed with cash on hand, asset based loans, and equity and subordinated debt investments made by existing Aquent holders and their associates

          o All such debt has been retired following the sale of the non-core government solutions business

                                                                     A Q U E N T

SOURCES OF FINANCING FOR CHRZ MERGER PROPOSAL
Same Financing Structure and Sources as Renaissance Acquisition

     o    CHRZ Purchase price of approximately $151 million

     o Structure of sources of financing for $151 million plus transaction costs

          o    Cash and existing availability from Aquent            $ 33MM

          o    Investment from Aquent management and shareholders    $  8MM

          o    Aquent subordinated asset based loan                  $ 20MM

          o    Return CHRZ cash to shareholders                      $ 70MM

          o    Senior asset based loan against CHRZ accounts
               receivable [1]                                        $ 34MM
                                                                     ------
                                                                     $165MM

Notes

[1] Extensive discussions with current lender regarding amendment to existing loan agreement to include assets held by CHRZ. Current lender has indicated willingness to issue commitment letter for facility of $72.5 million following short due diligence. In addition, another leading asset based lender has indicated a willingness to issue a commitment letter for a $70 million facility

                                                                     A Q U E N T

                                                  CAN AN INDEPENDENT CHRZ
                                                  ACHIEVE $5 OR MORE PER SHARE?

CONSOLIDATING INDUSTRY CHALLENGES CHRZ

     o Consolidation in IT Staffing industry is occurring and is expected to continue at an increasing pace

     o    Successful companies will either be niche specialists or large players

     o CHRZ is stuck in the middle -- too big to be a niche player and too small to compete effectively as a stand-alone company

          "History indicates that staffing industry consolidation will soon pick up again and there are many actions owners in all sectors should be taking now to optimize their company's positioning for a future sale."

             Al De Bellas, president of De Bellas & Co., investment banking firm April 14, 2003 press release reviewing M&A activity in the staffing industry *

* Permission to use quotation neither sought nor obtained.

                                                                     A Q U E N T

Top 20 2001 IT Staffing Firms

                                                2001 IT Staffing      % Revenue         2001 Total
Rank   Company                                   Revenue ($000s)   from IT Staffing   Revenue ($000s)
----   --------------------------------------   ----------------   ----------------   ---------------
  1    TEKsystems (Allegis)                        $1,530,000            91.4%          $ 1,674,000
  2    Manpower Professionals                      $1,500,000            14.3%          $10,483,800
  3    Compuware Corp.                             $1,057,944            52.6%          $ 2,010,050
  4    Ajilon Consulting (Adecco)                  $  978,000            87.0%          $ 1,124,000
  5    Volt Information Sciences, Inc.             $  832,600            43.1%          $ 1,932,261
  6    Modis, Inc. (MPS Group)                     $  770,830            49.8%          $ 1,548,489
  7    Sapphire Technologies                       $  581,115            97.8%          $   594,031
  8    Comsys Information Technology Services      $  510,000            96.6%          $   528,000
  9    Affiliated Computer Services, Inc.          $  495,254            24.0%          $ 2,063,559
 10    TAC Worldwide                               $  400,000            40.0%          $ 1,000,000
 11    Analysts International Corp.                $  397,243            72.0%          $   551,727
 12    Personnel Group of America                  $  358,840            49.0%          $   732,327
 13    CDI Information Technology Services         $   352157            23.7%          $ 1,488,058
 14    Kforce, Inc                                 $  327,534            50.7%          $   646,023
 15    RHI Consulting                              $  310,926            12.7%          $ 2,452,850
 16    Renaissance Worldwide, Inc.                 $  250,000            55.6%          $   450,000
 17    Computer Horizons Corp.                     $  247,379            61.7%          $   400,784
 18    Spherion Technolgoy                         $  230,616             8.5%          $ 2,713,137
 19    Matrix Resources, Inc.                      $  209,000            97.2%          $   215,000
 20    Butler International, Inc.                  $  200,000            55.2%          $   362,539

Source: IT Staffing Report, August 2002. Permission to use neither sought nor obtained.

                                                                     A Q U E N T

CHRZ'S CORE BUSINESS, IT STAFFING,
CONTINUES TO DETERIORATE

                                    [GRAPHIC]

           [Line Chart of CHRZ annual IT staffing revenue 1999-2003E]

2003E based on revenue not continuing to decline but instead holding steady at 1Q03 level of $36.2MM per quarter

                                                                     A Q U E N T

RATHER THAN FIX IT STAFFING REVENUES, CHRZ
ATTEMPTS TO DIVERSIFY

     o "Hopefully, you will share our confidence in the transformation strategy of CHC from a predominantly IT Staffing company to a vertically-oriented global services and solutions company."

               o Thomas J. Berry, Chairman of CHRZ, in letter to Shareholders dated 3/14/03

     o    "Our growing outsourcing business presence will replace an increasing amount of our traditional staffing practice...."

               o William Murphy, CEO of CHRZ, on Earnings call, 4/30/03

          Permission to use quotations neither sought nor obtained.

                                                                     A Q U E N T

ATTEMPTS TO DIVERSITY OUT OF IT STAFFING HAVE FAILED

STRATEGY             ACTION                               RESULT
------------------   ----------------------------------   -------------------------------------------------------   -------------
e-Products           Purchased Princeton Softech in       Proposed IPO spin-off didn't happen. Sold in 2002 for     LOSS
                     1998 for $49 million                 $16 million

Networking           Purchased RPM/eB Networks in         Proposed IPO spin-off didn't happen. Sold in 2001 for     LOSS
                     1998 for $28 million                 $5 million.

Europe               Purchased Spargo in 1998 for         Sold in 2001 for $3 million. European revenues in 2002    LOSS
                     $67 million                          were $2.8 million.

e-Procurement        Internally developed Chimes in       Proposed IPO spin-off didn't happen. A market leader      LOSS
                     1999                                 but remains unprofitable. $19 million of losses in 2002
                                                          and 2001 on revenue of $26 million during those years.
                                                          Break-even date continually pushed out. Continues to
                                                          lose money in 2003.

Indian Outsourcing   Created Birla Horizons in 1995 in    "CHRZ management has stated its disappointment            MISSED
                     partnership with Indian              with the management and quality of the Birla work,        MARKET
                     conglomerate                         particularly in India."* Sold in 1998 for $5 million
                                                          before market became hot.

Indian Outsourcing   Re-entered with $1MM                 ?                                                         LATE,
                     acquisition in 2003                                                                            TOO SMALL

Federal              Hired firm in 2003 to develop plan   Currently searching for acquisitions                      LATE,
                     to enter Federal IT marketplace                                                                TOO SMALL?

                                                                     A Q U E N T

* From Robert W. Baird and Co. research report, 5/4/98. Permission to use quotation neither sought nor obtained.

WE BELIEVE LATEST STRATEGY TO BUY INTO
FEDERAL SOLUTIONS BUSINESS IS FLAWED

     o    No federal experience; market very different from commercial

     o    Prices of these firms are high now

     o We believe any business CHRZ is likely to buy would be too small to make an impact

     o    Late entrance to already crowded market

     o    Does nothing to fix their existing IT Staffing business

                                                                     A Q U E N T

CHRZ'S STRATEGIES RESULT IN POOR
REVENUE PERFORMANCE

                                   [GRAPHIC]

                  [Line Chart of CHRZ annual revenue 1999-2003E]

2003E based on revenue not continuing to decline but instead holding steady at 1Q03 level of $60.3MM per quarter

                                                                     A Q U E N T

CHRZ'S STRATEGIES RESULT IN NET LOSSES OF
$109 MM OVER LAST THREE YEARS

                                   [GRAPHIC]

                   [Bar Chart of CHRZ net income 1999-2002]

                                                                     A Q U E N T

WE BELIEVE 1Q03 RESULTS DEMONSTRATE
SUPERIOR VALUE OF AQUENT'S PROPOSAL

     o Overall revenues for the quarter dropped 24% from the prior year's comparable period and 10% sequentially

     o Revenues from their IT staffing division, their largest business segment, dropped 34% from the prior year and 17% sequentially

     o Revenues from Chimes are no longer growing--they were flat sequentially

                                                                     A Q U E N T

MARKET REACTION

     o    Market ascribes little value to current CHRZ management or strategy

     o CHRZ was valued at only $0.35 per share, net of cash of $2.61 per share, on average for the 30 trading days prior to Aquent's premium proposal

     o CHRZ stock price declined from $3.92 to $2.96 during the five trading days after CHRZ management announced 4Q 02 earnings and latest new strategy

          o And then never closed above $3.09 until Aquent announced its proposal

                                                                     A Q U E N T

                               CORPORATE GOVERNANCE

CHRZ BOARD REWARDS MANAGEMENT AT SHAREHOLDER EXPENSE

     o    CHRZ Board effectively repriced underwater options in February 2003

     o    Cancelled 1,635,526 options priced at $10 or above

          o Committed to grant 715,621 new options, including 375,000 to Cassese and 211,600 to Murphy (in aggregate 82% of total) on or about 8/12/03 priced at fair market value on date of grant

     o    CHRZ Board kept Cassese on the payroll after his indictment

     o    CHRZ announced questionable separation agreement with Cassese

          o    $3.5MM buyout

          o    Plus certain health and insurance benefits

          o    Still waiting for company to fully disclose details

                                                                     A Q U E N T

IS CASSESE'S SEPARATION AGREEMENT GOOD FOR SHAREHOLDERS?

See What Corporate Governance Experts Have Said*

     o "Well, shame on the board. This is very inappropriate. It sends a wrong signal to employees. It sends a terrible signal to stockholders. It's a disgraceful use of stockholders' assets."

                    Ann Yerger, Council of Institutional Investors

     o "Severance paid to an executive who departs in these circumstances certainly raises serious concern."

                    Charles Elson, director of the Center for Corporate Governance at the University of Delaware

     o "Unfortunately, cases like this are legion, and are why there's such a feeling the whole corporate system is a corrupt system."

                   David Lewin, UCLA business professor

             * Newark Star-Ledger, April 30, 2003. Permission to use quotations neither sought nor obtained.

                                                                    A Q U E N T

CHRZ CORPORATE GOVERNANCE

CHRZ has sought to entrench itself in several ways:

o    Takeover Defenses

     o    CHRZ has a poison pill in place with a 20% threshold

     o Section 912 of the New York Business Corporation Law prevents a successful tender offeror from acquiring the target's remaining stock by means of a merger for five years, without prior Board approval

     o    Mergers require board approval and two-thirds shareholder approval

o    Defenses Against Proxy Contests

     o    Shareholder action by written consent must be unanimous

     o Calling a special meeting requires a majority of shares to join in the call

     o Board may expand the size of the Board and fill the resulting vacancies

--------------------------------------------------------------------------------
The key to overcoming these procedural defenses is for the shareholders to send a powerful message that they want the Board to fulfill its fiduciary duty by reviewing and appropriately responding to acquisition proposals.
--------------------------------------------------------------------------------

                                                                     A Q U E N T

CHRZ BOARD SHOULD STOP DELAYING AND START
SERIOUSLY EVALUATING OUR SUPERIOR PROPOSAL

     o    Thus far, CHRZ has not agreed to meet with us

     o 26 days after our initial request, CHRZ sent written request for information about sources of financing

          o Expressed no position on proposal merits; Did not agree to meet with us

     o CHRZ Board has not offered any alternative to enhance shareholder value or achieve $5 per share

     o Remain committed to pursuing means necessary to encourage CHRZ Board to seriously evaluate our superior proposal

                                                                     A Q U E N T

                          PROXY SOLICITATION/NEXT STEPS

ELECT TWO NEW INDEPENDENT DIRECTORS

     o    Proxy vote is about Board accountability

          o    Electing directors who will listen to shareholders

          o Electing directors who believe their duty is to maximize shareholder value

     o    Aquent's independent director nominees

          o    Robert A. Trevisani and Karl L. Meyer

          o    Two independent, highly-qualified candidates

          o    Experienced business people with public Board experience

          o    Committed to enhancing value

     o    Two directors will not constitute a majority of CHRZ's six person
          Board

     o Will help guide the CHRZ Board to fulfill its fiduciary duty to explore all avenues open to the Board and its advisers with the goal of maximizing shareholder value

     o    New eyes and a fresh look at a company that has performed poorly

                                                                     A Q U E N T

ENHANCE ABILITY OF SHAREHOLDERS TO CALL SPECIAL MEETINGS

     o Amend CHRZ bylaws to enhance ability of any shareholder to call a special meeting

          o Would authorize shareholders who own 10% or more of CHRZ outstanding stock to call a special meeting

          o At present, only management or the holders of 50% or more of CHRZ outstanding stock can call a special meeting

     o Provides CHRZ shareholders the opportunity to hold Board accountable at any time during the year, not just once a year

     o Any action would still require a vote of greater than 50% of the votes cast to be approved

     o Aquent, owning less than 4% of CHRZ stock, could not call a meeting on its own, let alone pass any resolutions on its own

                                                                     A Q U E N T

WHY WE ARE ASKING FOR YOUR SUPPORT

     o    Vote FOR suitable evaluation of $5 per share merger proposal

     o Vote FOR two new independent directors who will listen to shareholders and fulfill their duties to maximize shareholder value

     o    Vote FOR bylaw amendment to hold Board accountable year-round

                         VOTE THE GOLD PROXY CARD TODAY

                                                                     A Q U E N T